Exhibit 99.1

Daseke Reports Results for Second Quarter of 2020

Operational execution and self-help actions offset market weakness to drive Operating Income growth

Company delivers strongest quarterly Operating Ratio performance as a public company

Addison, Texas – August 6, 2020 – Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter Highlights:

●	Revenue of $351.7 million
●	Net Income of $0.5 million, or ($0.01) per share attributable to common stockholders
●	Adjusted Net Income was $8.0 million, or $0.10 per share attributable to common stockholders
●	Adjusted EBITDA was $43.7 million, or $45.9 million, after excluding the results from Aveda Transportation and Energy Services (“Aveda”) which is in the process of being divested
●	Cash flows from operating activities of $53.2 million and Free Cash Flow of $73.4 million
●	Substantial progress made during the quarter regarding the strategic divestiture of the Aveda assets held for sale, including collection of approximately $48 million in proceeds from the sale of property and equipment, and reduction in net working capital
●	Delivered Operating Ratio (“OR”) of 96.5%, which improved by 250 basis points year-over-year and was the best performance in the Company’s history as a public company
●	Cash and cash equivalents increased by $93.6 million year-over-year to $157.3 million and Company maintains $82.6 million available under the revolving credit facility, for total available liquidity of $239.9 million

Management Commentary

“While the last few months have been challenging for our industry and our people, I am very proud of how our entire team has stepped up in the face of significant change to safely deliver both value for our customers and strong results for our stakeholders,” said Chris Easter, Chief Executive Officer of Daseke. “The earnings power of our organization is starting to show through despite the challenging environment brought on by the pandemic, driven by the significant transformational work we have done over the last year to improve our operations and financial returns. While softer market conditions impeded our top-line results, the impacts of our improved operational and cost improvement plans helped Daseke more than double its quarterly operating income performance year-over-year.  As a result, we delivered an OR of 96.5%, the best quarterly performance in our history as a public company.”

Easter continued, “We took swift action at the onset of the pandemic to drive out cost and best optimize our assets for the changing environment. These actions, on top of the extensive operational improvements and integrations we’ve executed, have created further resilience in our business model. The year-over-year improvement in both operating income and net earnings is translating into stronger cash flow performance, as evidenced by the $73.4 million of Free Cash Flow generated during the second quarter. This growth in cash flows is further serving our strategic priorities, enabling Daseke to consistently improve our balance sheet and financial flexibility through leverage reduction and enhanced liquidity provisions. Moving forward, we remain committed to driving positive Free Cash Flow generation and strengthening our balance sheet. We will also continue to invest prudently in our business to optimize our assets, lower the average age of our fleet, and prepare to fully leverage our niche leadership position as we exit the pandemic.”

Second Quarter 2020 Financial Results

Total revenue in the second quarter of 2020 decreased 22% to $351.7 million, compared to $450.6 million in the year-ago quarter. Excluding the impact of the Aveda business to both 2020 and 2019, second quarter revenue decreased by 13.5%. This year-over-year decrease in revenue was driven primarily by the economic impact of COVID-19, which led to lower freight volumes and lower freight rates in both the flatbed and specialized segments.

Operating income in the second quarter of 2020 was $12.4 million, compared to operating income of $4.7 million in the year-ago quarter. The increase in operating income year-over-year was driven by decreases in salaries, wages and employee benefits, fuel expense, maintenance expense, purchased freight and depreciation and amortization.

Net income for the second quarter of 2020 was $0.5 million, or ($0.01) per share attributable to common stockholders, compared to net loss of ($6.4) million, or ($0.12) per share attributable to common stockholders, in the year-ago quarter. Adjusted Net Income was $8.0 million, which excludes, among other things, business transformation and restructuring costs of $5.7 million, compared to Adjusted Net Income of $3.4 million in the second quarter of 2019. Adjusted EBITDA in the second quarter of 2020 was $43.7 million compared to $46.0 million in the year-ago quarter. Excluding the impact of the Aveda business, second quarter Adjusted EBITDA increased 13.3% to $45.9 compared to $40.5 in the comparable period last year. The year-over-year decline in Adjusted EBITDA was driven primarily by the divestiture of the Aveda business and lower freight volumes due to COVID-19, partially offset by contributions from the Company’s operational improvement plans.

Segment Results

Specialized Solutions - Specialized Solutions revenue in the second quarter of 2020 decreased 21% to $221.5 million compared to $280.7 million in the year-ago quarter. Operating income in the second quarter of 2020 was $14.5 million compared to operating income of $11.1 million in the year-ago quarter. Operating ratio improved by 250 basis points to 93.5%, compared to 96.0% in the year-ago quarter. Net income in the second quarter was $8.7 million compared to net income of $6.1 million in the year ago quarter. Adjusted EBITDA in the second quarter of 2020 decreased 13% to $33.0 million compared to $37.8 million in the year-ago quarter, driven primarily by the divestiture of the Aveda business and lower freight volumes, which were partially offset by continued strength in wind energy markets. Rate per mile in the second quarter of 2020 of $3.16 was down 11% from the prior-year quarter, and revenue per tractor decreased 13% to $56,400. Excluding Aveda, Specialized rate per mile and revenue per tractor increased 5% and 1%, respectively, versus the prior year, despite the 6% decline in Specialized revenues excluding Aveda.

Flatbed Solutions - Flatbed Solutions revenue in the second quarter of 2020 decreased 22% to $137.2 million compared to $174.9 million in the year-ago quarter. Operating income in the second quarter of 2020 was $10.7 million compared to $6.1 million in the year-ago quarter. Operating ratio improved by 430 basis points to 92.2%, compared to 96.5% in the year-ago quarter. Net income in the second quarter of 2020 was $6.0 million, compared to net income of $2.3 million in the year ago quarter. Adjusted EBITDA in the second quarter of 2020 increased 3% to $20.4 million, compared to $19.9 million in the year-ago quarter, driven by operator integrations and business improvement plans executed over the trailing year, partially offset by lower freight volumes and weaker freight rates. Rate per mile in the second quarter of 2020 of $1.80 was down 7% from the prior-year quarter, and revenue per tractor decreased 5% to $40,100.

Balance Sheet and Free Cash Flow

At June 30, 2020, Daseke had cash and cash equivalents of $157.3 million and $82.6 million available under its revolving credit facility, for total available liquidity of $239.9 million. Total debt was $689.4 million and net debt was $532.1 million. This compares to cash and cash equivalents of $63.7 million and $85.2 million available on the revolving credit facility, total available liquidity of $148.9 million, total debt of $713.8 million, and net debt of $650.1 million at June 30, 2019. Our leverage ratio as defined by our credit agreement as of June 30, 2020 was 3.0x.

For the quarter, net cash provided by operating activities was $53.2 million, cash capital expenditures were $10.4 million, and cash proceeds from the sale of excess property and equipment were $30.6 million, resulting in Free Cash Flow of $73.4 million. Additionally, capital expenditures financed with debt, capital leases net of notes receivables was $20.1 million. This compares to net cash provided by operating activities of $18.5 million, cash capital expenditures of $8.2 million, and cash proceeds from the sale of excess property and equipment of $11.9 million, resulting in Free Cash Flow of $22.2 million in the second quarter of 2019. Capital expenditures financed with debt and capital leases net of notes receivable were $22.9 million in the second quarter of 2019.

Aveda Transportation and Energy Services Update

During the second quarter of 2020, management made material progress on its plan to strategically divest Aveda’s assets and operations. Total net proceeds through the end of the second quarter associated with the strategic divestiture totaled approximately $48 million from the sale of property and equipment, and a reduction in net working capital. Management believes that the divestiture process will be finalized before the completion of the third quarter of 2020.

Outlook

Easter concluded, “On a consolidated basis, our freight volumes incrementally improved week-to-week through both May and June, albeit off a low base, after troughing in April. Daseke serves a diverse customer base and various end markets within the industrial economy, and we anticipate that each end market will continue to display recovery curves specific to each individual market. We anticipate that we will see consolidated freight volumes incrementally improve over the coming months, in line with the overall economy’s pace of recovery.  As we look to the future, we believe that our organization and culture has transformed significantly, and that we have the tools needed to be a high-performing operator in our industry.”

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its second quarter 2020 results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Company’s website at https://www.daseke.com. Presentation materials will be posted at the time of the call at investor.daseke.com as well.  Interested parties may also participate in the call by dialing (855) 242-9918 and entering the passcode 1427067. A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

About Daseke, Inc.

Daseke, Inc. is the largest flatbed and specialized transportation and logistics company in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, a fleet of more than 5,000 tractors and 11,500 flatbed and specialized trailers. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted Operating Ratio, Net Debt and Free Cash Flow.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

You can find the reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non‐GAAP Measures tables below.

Adjusted EBITDA

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, and other fees and charges associated with financings, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) business transformation costs, (vi) non-cash impairment, (vii) restructuring charges, and (viii) stock compensation expense. The Company’s board of directors and executive management team use Adjusted EBITDA as a key measure of its performance and for business planning. Adjusted EBITDA assists them in comparing the Company’s operating performance over various reporting periods on a consistent basis because it removes from the Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA also allows the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

Adjusted Net Income (Loss)

Daseke defines Adjusted Net Income (Loss) as net income (loss) adjusted for acquisition related transaction expenses, business transformation costs, non-cash impairments, restructuring charges, amortization of intangible assets, the net impact of step-up in basis of acquired assets and unusual or non-regularly recurring expenses or recoveries.  Daseke defines Adjusted Net Loss per share as Adjusted Net Income (Loss) divided by weighted average number of shares of common stock outstanding during the period.

The Company’s board of directors and executive management team use Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. These measures also allow the Company to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ acquisition related items, such as acquisition-related transaction expenses, non-cash impairments, amortization of intangible assets and the net impact of the step up in basis of acquired assets, as well as removing the impact of unusual or non-regularly recurring expenses or recoveries. The Company believes its presentation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share are useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Adjusted Operating Ratio

The Company uses Adjusted Operating Ratio as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted Operating Ratio as (a) total operating expenses (i) less, acquisition-related transaction expenses, non-cash impairment, restructuring charges, unusual or non-regularly recurring expenses or recoveries, (ii) less, business transformation costs, and (iii) further adjusted for the net impact of the step-up in basis (such as increased depreciation and amortization expense) and amortization of identifiable intangible assets resulting from acquisitions, as a percentage of (b) total revenue. The Company’s board of directors and executive management team view Adjusted Operating Ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of the Company’s performance. The Company believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, unusual or non-regularly recurring expenses or recoveries and non-cash impairment enhances the comparability of its performance between periods. The Company believes its presentation of Adjusted Operating Ratio is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability.

Free Cash Flow

Daseke defines Free Cash Flow as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment as such amounts are shown on the face of the Statements of Cash Flows.

The Company’s board of directors and executive management team use Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Net Debt

Daseke defines net debt as total debt less cash. The Company’s board of directors and executive management team use net debt to help assess the Company’s liquidity and evaluate and plan for future liquidity needs. The Company believes that the presentation of net debt is useful to investors because it provides additional information regarding the Company’s overall liquidity, financial flexibility, capital structure and leverage.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, including its restructuring actions and cost reduction initiatives; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements.

The effect of the COVID-19 pandemic may remain prevalent for a significant period of time and may continue to adversely affect the Company’s business, results of operations and financial condition even after the COVID-19 pandemic has subsided and “stay at home” mandates have been lifted. The extent to which the COVID-19 pandemic impacts the Company will depend on numerous evolving factors and future developments that it cannot predict. There are no comparable recent events that provide guidance as to the effect the COVID-19 global pandemic may have, and, as a result, the ultimate impact of the pandemic is highly uncertain and subject to change. Additionally, the Company will regularly evaluate its capital structure and liquidity position. From time to time and as opportunities arise, the Company may access the debt capital markets and modify its debt arrangements to optimize its capital structure and liquidity position.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, such as downturns in customers’ business cycles and disruptions in capital and credit markets, the impact to the Company’s business and operations resulting from the COVID-19 pandemic, the Company’s ability to execute and realize all of the expected benefits of its integration, business improvement and comprehensive restructuring plans, the Company’s ability to complete planned or future divestitures successfully, the Company’s ability to adequately address downward pricing and other competitive pressures, driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to realize intended benefits from its recent or future acquisitions, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness, restrictions in its existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. You should not place undue reliance on these forward-looking statements.  For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations:

Alpha IR Group

Joseph Caminiti or Chris Hodges

312-445-2870

DSKE@alpha-ir.com

Daseke, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(In millions, except share data)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$157.3	$95.7
Accounts receivable, net	162.0	197.8
Drivers’ advances and other receivables	9.4	8.2
Parts supplies	2.9	3.5
Assets held for sale	4.9	—
Prepaid and other current assets	24.6	21.9
Total current assets	361.1	327.1
Property and equipment, net	388.6	439.0
Intangible assets, net	99.0	109.1
Goodwill	139.5	139.9
Right-of-use assets	112.3	95.9
Other long-term assets	33.5	29.6
Total assets	$1,134.0	$1,140.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18.0	$20.5
Accrued expenses and other liabilities	50.8	44.2
Accrued payroll, benefits and related taxes	30.5	28.2
Accrued insurance and claims	21.2	18.7
Current portion of long-term debt	55.0	59.4
Other current liabilities	51.1	48.8
Total current liabilities	226.6	219.8
Line of credit	—	1.7
Long-term debt, net of current portion	625.1	631.6
Deferred tax liabilities	67.4	69.9
Share-based payment liability	0.6	—
Other long-term liabilities	93.3	78.9
Total liabilities	1,013.0	1,001.9
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65.0 at June 30, 2020 and December 31, 2019	65.0	65.0
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 64,727,425 and 64,589,075 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in-capital	439.4	437.5
Accumulated deficit	(382.7)	(363.4)
Accumulated other comprehensive loss	(0.7)	(0.4)
Total stockholders’ equity	121.0	138.7
Total liabilities and stockholders’ equity	$1,134.0	$1,140.6

Daseke, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Company freight	$167.0	$206.9	$347.9	$413.1
Owner operator freight	96.0	121.7	203.8	232.7
Brokerage	57.9	72.8	119.6	144.2
Logistics	8.8	13.1	18.9	25.5
Fuel surcharge	22.0	36.1	52.5	68.1
Total revenue	351.7	450.6	742.7	883.6
Operating expenses:
Salaries, wages and employee benefits	99.4	124.3	209.8	243.4
Fuel	18.2	36.2	46.9	71.2
Operations and maintenance	45.3	53.1	90.9	107.9
Communications	0.9	1.2	1.9	2.2
Purchased freight	112.2	156.4	246.4	303.0
Administrative expenses	17.2	17.2	37.4	33.3
Sales and marketing	0.3	1.3	1.0	2.5
Taxes and licenses	4.0	5.0	8.5	9.9
Insurance and claims	15.6	12.2	30.6	24.7
Depreciation and amortization	22.8	39.7	49.1	81.2
(Gain) loss on disposition of property and equipment	0.4	(0.7)	(0.8)	(1.1)
Impairment	—	—	13.4	—
Restructuring charges	3.0	—	3.5	—
Total operating expenses	339.3	445.9	738.6	878.2
Income from operations	12.4	4.7	4.1	5.4
Other expense (income):
Interest income	(0.1)	(0.2)	(0.4)	(0.4)
Interest expense	11.0	12.7	23.0	25.4
Other	(1.1)	(0.7)	0.1	(1.3)
Total other expense	9.8	11.8	22.7	23.7
Income (loss) before benefit for income taxes	2.6	(7.1)	(18.6)	(18.3)
Provision (benefit) for income taxes	2.1	(0.7)	(1.8)	(2.6)
Net income (loss)	0.5	(6.4)	(16.8)	(15.7)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	0.2	0.4	(0.3)	0.5
Comprehensive income (loss)	0.7	(6.0)	(17.1)	(15.2)
Net income (loss)	0.5	(6.4)	(16.8)	(15.7)
Less dividends to Series A convertible preferred stockholders	(1.3)	(1.3)	(2.5)	(2.5)
Net loss attributable to common stockholders	$(0.8)	$(7.7)	$(19.3)	$(18.2)
Net loss per common share:
Basic and Diluted	$(0.01)	$(0.12)	$(0.30)	$(0.28)
Weighted-average common shares outstanding:
Basic and Diluted	64,173,164	64,523,163	64,625,347	64,496,550
Dividends declared per Series A convertible preferred share	$1.91	$1.91	$3.81	$3.81

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(16.8)	$(15.7)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	45.5	73.0
Amortization of intangible assets	3.6	8.2
Amortization of deferred financing fees	2.1	1.5
Non-cash operating lease expense	2.7	13.3
Stock-based compensation expense	2.6	1.9
Deferred taxes	(1.8)	(2.6)
Bad debt expense	1.3	0.5
Gain on disposition of property and equipment	(0.8)	(1.1)
Impairment	13.4	—
Changes in operating assets and liabilities
Accounts receivable	34.0	(21.9)
Drivers’ advances and other receivables	(1.2)	(1.7)
Prepaid and other current assets	(4.6)	(0.2)
Accounts payable	(2.3)	1.4
Accrued expenses and other liabilities	5.2	(1.7)
Net cash provided by operating activities	82.9	54.9

Cash flows from investing activities
Purchases of property and equipment	(14.9)	(12.1)
Proceeds from sale of property and equipment	36.4	16.5
Net cash provided by investing activities	21.5	4.4

Cash flows from financing activities:
Advances on line of credit	736.4	639.2
Repayments on line of credit	(738.1)	(639.2)
Principal payments on long-term debt	(39.1)	(38.9)
Deferred financing fees	—	(0.2)
Series A convertible preferred stock dividends	(2.5)	(2.5)
Net cash used in financing activities	(43.3)	(41.6)

Effect of exchange rates on cash and cash equivalents	0.5	—

Net increase in cash and cash equivalents	61.6	17.7
Cash and cash equivalents – beginning of period	95.7	46.0
Cash and cash equivalents – end of period	$157.3	$63.7

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow - (Continued)
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2020	2019
Supplemental disclosure of cash flow information
Cash paid for interest	$20.8	$23.4
Cash paid for income taxes	$1.3	$1.3

Noncash investing and financing activities
Property and equipment acquired with debt or finance lease obligations	$30.0	$47.9
Property and equipment sold for notes receivable	$0.1	$0.3
Right-of-use assets acquired	$26.8	$25.7

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)

	Three Months Ended June 30,
	2020		2019		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$121.6	54.9	$154.5	55.0	$(32.9)	(21.3)
Owner operator freight	38.3	17.3	49.6	17.7	(11.3)	(22.8)
Brokerage	43.1	19.5	47.7	17.0	(4.6)	(9.6)
Logistics	8.1	3.7	12.5	4.5	(4.4)	(35.2)
Fuel surcharge	10.4	4.6	16.4	5.8	(6.0)	(36.6)
Total revenue	221.5	100.0	280.7	100.0	(59.2)	(21.1)

OPERATING EXPENSES(1):
Total operating expenses	207.0	93.5	269.6	96.0	(62.6)	(23.2)
Operating ratio	93.5%		96.0%
Adjusted operating ratio	91.2%		93.2%
INCOME FROM OPERATIONS	$14.5	6.5	$11.1	4.0	$3.4	30.6

OPERATING STATISTICS:
Company miles	37.8		43.7		(5.9)	(13.5)
Owner operator miles	12.8		13.9		(1.1)	(7.9)
Total miles (in millions)(2)	50.6		57.6		(7.0)	(12.2)

Company-operated tractors, at quarter-end	1,986		2,481		(495)	(20.0)
Owner-operated tractors, at quarter-end	555		690		(135)	(19.6)
Number of trailers, at quarter-end	7,280		8,453		(1,173)	(13.9)

Company-operated tractors, average for the quarter	2,205		2,490		(285)	(11.4)
Owner-operated tractors, average for the quarter	631		671		(40)	(6.0)
Total tractors, average for the quarter	2,836		3,161		(325)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)

	Six Months Ended June 30,
	2020		2019		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$253.7	54.9	$308.4	56.1	$(54.7)	(17.7)
Owner operator freight	81.0	17.5	93.3	17.0	(12.3)	(13.2)
Brokerage	86.0	18.6	93.7	17.0	(7.7)	(8.2)
Logistics	17.3	3.7	24.2	4.4	(6.9)	(28.5)
Fuel surcharge	23.9	5.3	30.6	5.5	(6.7)	(21.9)
Total revenue	461.9	100.0	550.2	100.0	(88.3)	(16.0)

OPERATING EXPENSES(1):
Total operating expenses	453.9	98.3	531.4	96.6	(77.5)	(14.6)
Operating ratio	98.3%		96.6%
Adjusted operating ratio	93.8%		93.5%
INCOME FROM OPERATIONS	$8.0	1.7	$18.8	3.4	$(10.8)	(57.4)

OPERATING STATISTICS:
Company miles	78.5		85.1		(6.6)	(7.8)
Owner operator miles	26.1		26.2		(0.1)	(0.4)
Total miles (in millions)(2)	104.6		111.3		(6.7)	(6.0)

Company-operated tractors, at period-end	1,986		2,481		(495)	(20.0)
Owner-operated tractors, at period-end	555		690		(135)	(19.6)
Number of trailers, at period-end	7,280		8,453		(1,173)	(13.9)

Company-operated tractors, average for the period	2,240		2,498		(258)	(10.3)
Owner-operated tractors, average for the period	643		664		(21)	(3.2)
Total tractors, average for the period	2,883		3,162		(279)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)

	Three Months Ended June 30,
	2020		2019		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$48.9	35.6	$55.0	31.4	$(6.1)	(11.1)
Owner operator freight	60.1	43.8	73.4	42.0	(13.3)	(18.1)
Brokerage	15.5	11.3	25.7	14.7	(10.2)	(39.7)
Logistics	0.7	0.5	0.6	0.3	0.1	16.7
Fuel surcharge	12.0	8.8	20.2	11.6	(8.2)	(40.6)
Total revenue	137.2	100.0	174.9	100.0	(37.7)	(21.6)

OPERATING EXPENSES(1):
Total operating expenses	126.5	92.2	168.8	96.5	(42.3)	(25.1)
Operating ratio	92.2%		96.5%
Adjusted operating ratio	91.5%		95.5%
INCOME FROM OPERATIONS	$10.7	7.8	$6.1	3.5	$4.6	75.4

OPERATING STATISTICS:
Company miles	25.7		27.8		(2.1)	(7.6)
Owner operator miles	34.7		38.3		(3.6)	(9.4)
Total miles (in millions)(2)	60.4		66.1		(5.7)	(8.6)

Company-operated tractors, at quarter-end	1,151		1,327		(176)	(13.3)
Owner-operated tractors, at quarter-end	1,549		1,702		(153)	(9.0)
Number of trailers, at quarter-end	4,575		5,129		(554)	(10.8)

Company-operated tractors, average for the quarter	1,171		1,336		(165)	(12.4)
Owner-operated tractors, average for the quarter	1,545		1,689		(144)	(8.5)
Total tractors, average for the quarter	2,716		3,025		(309)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)

	Six Months Ended June 30,
	2020		2019		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$100.2	34.3	$110.2	32.1	$(10.0)	(9.1)
Owner operator freight	126.3	43.2	142.0	41.4	(15.7)	(11.1)
Brokerage	35.0	12.0	51.1	14.9	(16.1)	(31.5)
Logistics	1.5	0.5	1.3	0.4	0.2	15.4
Fuel surcharge	29.4	10.0	38.4	11.2	(9.0)	(23.4)
Total revenue	292.4	100.0	343.0	100.0	(50.6)	(14.8)

OPERATING EXPENSES(1):
Total operating expenses	273.1	93.4	333.6	97.3	(60.5)	(18.1)
Operating ratio	93.4%		97.3%
Adjusted operating ratio	92.7%		96.1%
INCOME FROM OPERATIONS	$19.3	6.6	$9.4	2.7	$9.9	105.3

OPERATING STATISTICS:
Company miles	52.3		55.2		(2.9)	(5.3)
Owner operator miles	71.3		74.4		(3.1)	(4.2)
Total miles (in millions)(2)	123.6		129.6		(6.0)	(4.6)

Company-operated tractors, at period-end	1,151		1,327		(176)	(13.3)
Owner-operated tractors, at period-end	1,549		1,702		(153)	(9.0)
Number of trailers, at period-end	4,575		5,129		(554)	(10.8)

Company-operated tractors, average for the period	1,192		1,354		(162)	(12.0)
Owner-operated tractors, average for the period	1,555		1,647		(92)	(5.6)
Total tractors, average for the period	2,747		3,001		(254)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Reconciliation of Adjusted Operating Ratio to Operating Ratio
(Unaudited)
(In millions)

	Three Months Ended June 30,
(Dollars in millions)	2020	2019	2020	2019	2020	2019

	Consolidated		Flatbed		Specialized
Revenue	$351.7	$450.6	$137.2	$174.9	$221.5	$280.7
Salaries, wages and employee benefits	99.4	124.3	30.7	34.9	63.7	82.7
Fuel	18.2	36.2	6.7	12.8	11.4	23.4
Operations and maintenance	45.3	53.1	10.2	13.0	35.1	39.9
Purchased freight	112.2	156.4	59.2	82.8	60.0	78.6
Depreciation and amortization	22.8	39.7	9.3	13.6	13.2	26.0
Restructuring	3.0	—	0.2	—	2.8	—
Other operating expenses	38.4	36.2	10.2	11.7	20.8	19.0
Operating expenses	339.3	445.9	126.5	168.8	207.0	269.6
Operating ratio	96.5%	99.0%	92.2%	96.5%	93.5%	96.0%
Business transformation costs	2.7	—	—	—	1.3	—
Restructuring	3.0	—	0.2	—	2.8	—
Amortization of intangible assets	1.8	3.9	0.8	1.3	1.0	2.6
Net impact of step-up in basis of acquired assets	—	5.9	—	0.4	—	5.5
Adjusted operating expenses	$331.8	$436.1	$125.5	$167.1	$201.9	$261.5
Adjusted operating ratio	94.3%	96.8%	91.5%	95.5%	91.2%	93.2%

Daseke, Inc. and Subsidiaries
Reconciliation of Adjusted Operating Ratio to Operating Ratio
(Unaudited)
(In millions)

	Six Months Ended June 30,
(Dollars in millions)	2020	2019	2020	2019	2020	2019

	Consolidated		Flatbed		Specialized
Revenue	$742.7	$883.6	$292.4	$343.0	$461.9	$550.2
Salaries, wages and employee benefits	209.8	243.4	64.2	69.4	137.9	163.7
Fuel	46.9	71.2	17.1	25.3	29.8	45.8
Operations and maintenance	90.9	107.9	21.0	27.3	69.8	80.3
Purchased freight	246.4	303.0	129.6	160.0	128.5	152.6
Depreciation and amortization	49.1	81.2	18.4	28.4	30.1	52.6
Impairment	13.4	—	—	—	13.4	—
Restructuring	3.5	—	0.2	—	3.3	—
Other operating expenses	78.6	71.5	22.6	23.2	41.1	36.4
Operating expenses	738.6	878.2	273.1	333.6	453.9	531.4
Operating ratio	99.4%	99.4%	93.4%	97.3%	98.3%	96.6%
Business transformation costs	6.1	—	0.1	—	2.0	—
Impairment	13.4	—	—	—	13.4	—
Restructuring	3.5	—	0.2	—	3.3	—
Amortization of intangible assets	3.6	8.2	1.6	3.0	2.0	5.2
Net impact of step-up in basis of acquired assets	—	12.7	—	0.9	—	11.8
Adjusted operating expenses	$712.0	$857.3	$271.2	$329.7	$433.2	$514.4
Adjusted operating ratio	95.9%	97.0%	92.7%	96.1%	93.8%	93.5%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
(Unaudited)
(In millions)

	Three Months Ended				Six Months Ended
	June 30, 2020				June 30, 2020
(Dollars in millions)	Flatbed	Specialized	Corporate	Consolidated	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$6.0	$8.7	$(14.2)	$0.5	$10.2	$(3.9)	$(23.1)	$(16.8)
Depreciation and amortization	9.3	13.2	0.3	22.8	18.4	30.1	0.6	49.1
Interest income	(0.1)	—	—	(0.1)	(0.1)	—	(0.3)	(0.4)
Interest expense	2.4	2.8	5.8	11.0	4.9	5.9	12.2	23.0
Income tax provision (benefit)	2.4	3.9	(4.2)	2.1	4.4	5.7	(11.9)	(1.8)
Business transformation costs	—	1.3	1.4	2.7	0.1	2.0	4.0	6.1
Impairment	—	—	—	—	—	13.4	—	13.4
Restructuring	0.2	2.8	—	3.0	0.2	3.3	—	3.5
Stock based compensation	0.2	0.3	1.2	1.7	0.3	0.7	1.6	2.6
Adjusted EBITDA	$20.4	$33.0	$(9.7)	$43.7	$38.4	$57.2	$(16.9)	$78.7
Less Aveda Adjusted EBITDA	—	(2.2)	—	(2.2)	—	(4.4)	—	(4.4)
Adjusted EBITDA ex-Aveda	$20.4	$35.2	$(9.7)	$45.9	$38.4	$61.6	$(16.9)	$83.1

	Three Months Ended				Six Months Ended
	June 30, 2019				June 30, 2019
	Flatbed	Specialized	Corporate	Consolidated	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$2.3	$6.1	$(14.8)	$(6.4)	$2.7	$9.9	$(28.3)	$(15.7)
Depreciation and amortization	13.6	26.0	0.1	39.7	28.4	52.6	0.2	81.2
Interest income	—	—	(0.2)	(0.2)	(0.1)	—	(0.3)	(0.4)
Interest expense	2.7	3.3	6.7	12.7	5.3	6.6	13.5	25.4
Income tax provision (benefit)	1.1	2.0	(3.8)	(0.7)	1.6	3.3	(7.5)	(2.6)
Stock based compensation	0.2	0.4	0.3	0.9	0.3	0.9	0.7	1.9
Adjusted EBITDA	$19.9	$37.8	$(11.7)	$46.0	$38.2	$73.3	$(21.7)	$89.8
Less Aveda Adjusted EBITDA	—	5.5	—	5.5	—	12.3	—	12.3
Adjusted EBITDA ex-Aveda	$19.9	$32.3	$(11.7)	$40.5	$38.2	$61.0	$(21.7)	$77.5

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted Net Income
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except share and per share data)	2020	2019	2020	2019

Net income (loss)	$0.5	$(6.4)	$(16.8)	$(15.7)
Add:
Business transformation costs	2.7	—	6.1	—
Impairment	—	—	13.4	—
Restructuring	3.0	—	3.5	—
Amortization of intangible assets	1.8	3.9	3.6	8.2
Net impact of step-up in basis of acquired assets	—	5.9	—	12.7
Tax impact of impairments	—	—	(2.6)	—
Adjusted Net Income	$8.0	$3.4	$7.2	$5.2

Net income (loss)	$0.5	$(6.4)	$(16.8)	$(15.7)
Less Series A preferred dividends	(1.3)	(1.3)	(2.5)	(2.5)
Net loss attributable to common stockholders	$(0.8)	$(7.7)	$(19.3)	$(18.2)

Adjusted Net Income	$8.0	$3.4	$7.2	$5.2
Less Series A preferred dividends	(1.3)	(1.3)	(2.5)	(2.5)
Adjusted net income attributable to common stockholders	$6.7	$2.1	$4.7	$2.7

Net income (loss) per common share - Basic and Diluted
Net loss attributable to common stockholders	$(0.01)	$(0.12)	$(0.30)	$(0.28)
Adjusted net income attributable to common stockholders	$0.10	$0.03	$0.07	$0.04

Weighted-average common shares outstanding:
Basic and Diluted	64,173,164	64,523,163	64,625,347	64,496,550

Daseke, Inc. and Subsidiaries
Reconciliation of cash flows from operating activities to Free Cash Flow
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$53.2	$18.5	$82.9	$54.9
Purchases of property and equipment	(10.4)	(8.2)	(14.9)	(12.1)
Proceeds from sale of property and equipment	30.6	11.9	36.4	16.5
Free Cash Flow	$73.4	$22.2	$104.4	$59.3

Daseke, Inc. and Subsidiaries
Reconciliation of total debt to net debt
(Unaudited)
(In millions)
	As of June 30,
	2020	2019
Term Loan Facility	$486.0	$491.0
Equipment term loans	173.8	197.1
Finance lease obligations	29.6	25.7
Total debt	689.4	713.8
Less: cash	(157.3)	(63.7)
Net debt	$532.1	$650.1